Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-8 of Livewire Ergogenics, Inc. ("the Company") of our report dated April 14, 2014 with respect to the balance sheets at December 31, 2012 and 2013 and the related statements of operations, changes in shareholders' equity and cash flows for the Company for the years then ended included in the Company's Annual Report on Form 10-K.

/s/ RBSM, LLP
Certified Public Accountants

New York, New York

April 10, 2015